EXHIBIT 10.29

ADOBE SYSTEMS INCORPORATED
FY ’18 NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
(Effective First Day of FY 2018)

Cash Compensation
Board Member Annual Retainer

•	$60,000 annual fee

Board Chair Annual Retainer

•	$50,000 annual fee for each Chair

Lead Director Annual Retainer

•	$50,000 annual fee to the extent the Board has a Lead Director

Committee Member Annual Retainers

•	Audit Committee - $20,000 annual fee

•	Executive Compensation Committee - $15,000 annual fee

•	Nominating and Governance Committee - $10,000 annual fee

Committee Chair Retainers

•	Audit Committee - $40,000 annual fee

•	Executive Compensation Committee - $30,000 annual fee

•	Nominating and Governance Committee - $20,000 annual fee

The annual retainers described above for Board Chair, Lead Director, Committee Member and Committee Chair service are in addition to the base $60,000 Board Member annual retainer. A Committee Chair receives the Chair retainer for the applicable Committee, but does not also receive the Committee Member Annual Retainer. All cash compensation is earned on a fiscal year basis, paid at the end of each quarter. Directors who commence service mid-quarter or who terminate service mid-quarter will receive pro-rated retainers to be paid at the end of the applicable quarter.
Each Director may elect to defer 5% to 100% of their Committee and/or retainer fees in the Adobe Deferred Compensation Plan by timely submitting an election to the Company.
Equity Compensation
New Director Restricted Stock Unit Award
A restricted stock unit award will be granted to each new Director on the date that the new Director is appointed to the Board of Directors based on the following conditions:

•	The award will be based upon a maximum target grant value of $260,000

•
The actual target grant value will be calculating by pro-rating the $260,000 maximum target grant value based on the number of calendar days remaining before (1) the next Annual Meeting of Shareholders, if scheduled, or (2) the date of the first anniversary of our last Annual Meeting of Shareholders, if the next Annual Meeting of Shareholders is not yet scheduled

•
The actual target grant value (as calculated directly above) shall be converted into the number of shares underlying the award based on the average closing stock price over the 30 calendar days ending on the day before the date of grant (rounded down to the next whole share)

•	The award will vest 100% on the day immediately preceding the date of our next Annual Meeting of Stockholders

•	If the pro-rated actual target grant value of the award is less than $10,000, no equity grant shall be made to the new Director

Annual Restricted Stock Unit Award
An annual restricted stock unit award will be granted to each Director on the business day immediately following the date of our Annual Meeting of Stockholders based on the following conditions:

•	The award shall have a target grant value of $260,000

•
The target grant value shall be converted into the number of shares underlying the award based on the average closing stock price of Adobe common stock over the 30 calendar days ending on the day before the date of grant (rounded down to the next whole share)

•	The award will vest 100% on the day immediately preceding the date of our next Annual Meeting of Stockholders

Each Director may elect to defer 100% of their restricted stock unit awards in the Adobe Deferred Compensation Plan by timely submitting an election to the Company.
All equity grants are subject to our Stock Ownership Guidelines.
This policy will be reviewed annually.